Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Carolee J. Oertel
Exec. V.P.,CFO	Mgr., Investor Relations
(614) 887-5610	(614) 887-5613
myale@glimcher.com	coertel@glimcher.com

FOR IMMEDIATE RELEASE
Monday, December 18, 2006

GLIMCHER ANNOUNCES $470 MILLION
UNSECURED CREDIT FACILITY

Amended Facility to mature in 2009

COLUMBUS, OH - December 18, 2006 - Glimcher Realty Trust, (NYSE: GRT), announced that on December 14, 2006, it amended its unsecured credit facility to increase the borrowing availability from $300 million to $470 million. Additionally, certain financial covenants were amended, providing the Company with improved pricing and enhanced borrowing flexibility under the amended credit facility.
The amended credit facility has a three-year term and will expire on December 13, 2009, with a one-year extension option available. Before the amendment, the existing line of credit was scheduled to mature on August 21, 2008. The amended credit facility will be available to fund redevelopment, acquisition and development opportunities as well as for general corporate purposes. The initial interest rate on the amended credit facility is LIBOR plus 1.05%, but can range from LIBOR plus 0.95% to LIBOR plus 1.40%, depending upon the Company’s ratio of debt to total asset value. Prior to the amendment, the interest rate at the time of closing on the Company’s prior credit facility was LIBOR plus 1.25%. Similar to our arrangement prior to amendment, the Company will also pay a facility fee of between 15 to 20 basis points of the aggregate commitments under the amended credit facility.

The banks participating in the amended credit facility included KeyBanc Capital Markets as the sole Lead Arranger and KeyBank National Association as Administrative Agent, Wachovia Bank, National Association and Eurohypo AG as Co-Syndication Agents and Bank of America, N.A. and Charter One Bank, N.A. as Co-Documentation Agents. Also participating are Aareal Bank AG, U.S. Bank National Association, Huntington National Bank, PNC Bank, National Association, National City Bank, Lehman Brothers Commercial Bank, and Midfirst Bank.

Glimcher Realty Trust
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About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. The reader is directed to the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company, for a discussion of such risks and uncertainties.

Visit Glimcher at: www.glimcher.com